Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	Tuesday, October 14, 2008
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS QUARTERLY AND YEAR OVER YEAR INCREASES IN REVENUES AND EARNINGS PER SHARE.

Milpitas, California, October 14, 2008, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended September 28, 2008.  Revenue for the first quarter of fiscal year 2009 increased 1% to a quarterly record of $310.4 million compared to the previous quarter’s revenue of $307.1 million and increased 10% or $28.9 million over $281.5 million reported in the first quarter of fiscal year 2008.  Diluted earnings per share (“EPS”) of $0.48 increased $0.02 per share or 4% over the fourth quarter of fiscal year 2008 and increased $0.08 per share or 20% over the first quarter of fiscal year 2008.  First quarter Generally Accepted Accounting Principles (“GAAP”) net income of $107.6 million increased $4.5 million or 4% over $103.1 million reported in the fourth quarter of fiscal year 2008.  Net income for the quarter was positively impacted by a lower tax rate as a result of a discrete tax benefit.  Net income increased $16.1 million or 18% over the first quarter of fiscal year 2008.

During the September quarter the Company’s cash and short-term investments balance increased $55.2 million to $1.0 billion, net of spending $23.1 million to purchase approximately 737,000 shares of its common stock.  A cash dividend of $0.21 per share will be paid on November 26, 2008 to stockholders of record on November 14, 2008.

Non-GAAP diluted EPS for the first quarter of fiscal year 2009 was $0.53 per share, a $0.02 per share increase over the fourth quarter of fiscal year 2008 and a $0.08 per share increase over the first quarter of fiscal year 2008.  First quarter non-GAAP net income of $118.4 million increased $4.0 million over $114.4 million in the fourth quarter of fiscal year 2008 and $17.0 million over the first quarter of fiscal year 2008.  The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  Reconciliations of reported net income and reported net income per diluted share to non-GAAP net income and non-GAAP net income per diluted share, respectively, are included at the end of this press release.

According to Lothar Maier, CEO, “We met our guidance set at the beginning of the quarter by growing revenues and pretax income by 1% and 3%, respectively, over the June quarter.  This marks the sixth consecutive quarter that the Company has grown revenues and EPS.  However, during the latter part of the September quarter and especially through early October, the Company began to see a decrease in new order bookings across all of the Company’s end-markets. We believe the current credit crisis and related economic uncertainty have begun to affect the semiconductor industry.

Looking ahead to the December quarter, given the decrease in recent orders and the softness we are currently seeing in the industry, we estimate that the Company’s revenues will decline sequentially in the 10% to 20% range from the September quarter.  It is difficult to forecast what the decline in revenues will be given the uncertain state of the economy as a whole. Our results will be very dependent on our customers’ reaction to the global crisis.  Nevertheless, the Company is well positioned to manage through difficult times and has a proven track record that it can maintain industry leading profitability under challenging market conditions.  Many of our expenses are variable and we are taking measures to adjust those downward. Accordingly, we believe we can maintain pretax profits above 40% of sales with the lower forecasted sales range.  In addition, once this global economic crisis eases, we continue to be optimistic about the Company’s long-term growth prospects.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 29, 2008.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, October 15, 2008 at 8:30 a.m. Pacific Coast Time.   Those investors wishing to listen in may call (719) 325-4941, or toll free (877) 604-9675 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from October 15, 2008 through October 21, 2008.

You may access the archive by calling (719) 457-0820 and entering reservation #1454160.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of October 15, 2008 until the first quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, uModuleTM products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.  For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended
	September 28,	June 29,	September 30,
	2008	2008	2007
Revenues	$310,351	$307,080	$281,488
Cost of sales (1)	71,472	69,793	64,061
Gross profit	238,879	237,287	217,427

Expenses:
Research & development (1)	50,860	51,897	47,780
Selling, general & administrative (1)	37,107	40,634	32,781
	87,967	92,531	80,561
Operating income	150,912	144,756	136,866
Interest expense	(14,407)	(14,421)	(14,462)
Interest income	6,974	9,056	6,434

Income before income taxes	143,479	139,391	128,838
Provision for income taxes	35,870	36,242	37,363

Net income	$107,609	$103,149	$91,475

Earnings per share:
Basic	$0.49	$0.47	$0.41
Diluted	$0.48	$0.46	$0.40

Shares used in the calculation of earnings per share:
Basic	221,433	221,426	224,093
Diluted	224,091	225,014	229,230

(1) Includes stock-based compensation charges as follows:

Cost of sales	$1,886	$1,997	$1,897
Research & development	7,986	8,454	7,747
Sales, general & administrative	4,502	4,758	4,300

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 28,	June 29,
	2008	2008
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash, cash equivalents and
short-term investments	$1,021,869	$966,701

Accounts receivable, net of
allowance for doubtful
accounts of $1,752 ($1,752
at June 29, 2008)	163,239	161,452

Inventories	55,466	56,017

Deferred tax assets and other current assets	73,334	61,370
Total current assets	1,313,908	1,245,540

Property, plant & equipment, net	273,804	261,085

Other noncurrent assets	77,161	77,264
Total assets	$1,664,873	$1,583,889

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$15,720	$16,860

Accrued income taxes, payroll & other accrued liabilities	153,574	120,521

Deferred income on shipments
to distributors	35,990	37,777
Total current liabilities	205,284	175,158

Convertible senior notes	1,700,000	1,700,000

Deferred tax and other long-term
liabilities	137,525	142,649

Stockholders’ equity:
Common stock	1,066,346	1,050,259

Accumulated deficit	(1,444,992)	(1,485,629)

Accumulated other
comprehensive income	710	1,452
Total stockholders’ deficit	(377,936)	(433,918)
	$1,664,873	$1,583,889

    LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended
	September 28,		June 29,		September 30,
	2008		2008		2007

Reported net income
(GAAP basis)	$ 107,609		$ 103,149		$ 91,475

Stock-based compensation (1)	14,374		15,209		13,944

Income tax effect of
non-GAAP adjustments	(3,594)		(3,954)		(4,044)

Non-GAAP net income	$ 118,389		$ 114,404		$ 101,375

Basic	$ 0.53		$ 0.52		$ 0.45
Diluted	$ 0.53		$ 0.51		$ 0.45

Shares used in the calculation of Non-GAAP earnings per share:
Basic	221,433		221,426		224,093
Diluted	222,931	(2)	223,651	(2)	227,591	(2)

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Excludes 1,160, 1,363 and 1,639 shares for the three months ended September 28, 2008, June 29, 2008 and September 30, 2007, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation expenses and the related tax effects primarily because they are significant non-cash expense estimates which management separates for consideration when evaluating and managing business operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.